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                                 July 5, 2000
                                                                     Exhibit 8.1


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA  90067

     Re:  Northrop Grumman Corporation
     Registration Statement on Form S-4


Ladies and Gentlemen:

     We have acted as special tax counsel to Northrop Grumman Corporation, a Delaware corporation ("Northrop"), in connection with the proposed offer (the "Offer"), and the proposed merger (the "Merger") of Yavapai Acquisition Corp., a Delaware corporation ("Merger Sub") with and into Comptek Research, Inc., a New York corporation ("Comptek"), pursuant to the terms of the Agreement and Plan of Merger dated as of June 12, 2000 (the "Agreement") by and among Northrop, Merger Sub, and Comptek, each as described in the Registration Statement on form S-4 to be filed by Northrop with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Form S-4 under the Securities Act of 1933 as amended. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents

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of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of Northrop and Comptek.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Material Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of Comptek Common Stock. You should be aware, however, that the discussion under the caption "Material Federal Income Tax Consequences" in the Prospectus represents our conclusions based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings, and judicial decisions in effect as of the date of this opinion, all of which are subject to change, possibly with retroactive effect. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Howrey Simon Arnold & White, LLP under the heading "Material Federal Income Tax Consequences" in the Registration Statement and the Prospectus.


                                      Very truly yours,
                                      Howrey Simon Arnold & White, LLP



                                      By: /s/ Roger A. Klein
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                                         Roger A. Klein

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